Schedule A
Dated January 30, 2018
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Contractual Limit	Termination Date
Touchstone Sands Capital Select Growth	A	0.25%	January 30, 2019
	C	0.25%	January 30, 2019
	Y	0.25%	January 30, 2019
	Z	0.25%	January 30, 2019

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:/s/ Steven M. Graziano
Steven M. Graziano
President

By: :/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer